Exhibit 10.1

UNITED BANCORP, INC.

SPECIAL SEVERANCE AGREEMENT

THIS SPECIAL SEVERANCE AGREEMENT is made and entered into effective as of the 13th day of May, 2014 by and between United Bancorp, Inc., an Ohio corporation (the “Company”) and Matthew F. Branstetter, an individual (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) of the Company may exist and that such possibility, along with the uncertainty and questions which it may raise among management of the Company, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company’s management to their assigned duties in the face of potential circumstances arising from the possibility of a Change in Control of the Company, although no such Change In Control is presently contemplated;

NOW, THEREFORE, in order to induce the Executive to remain in the employ of the Company and in consideration of the agreement set forth in Section 2(ii) hereof, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event of a Change in Control of the Company and employment of the Executive (the “Employment”) is subsequently terminated under the circumstances more fully described below.

1. Term of Agreement; Definition of Change in Control. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2014; provided, however, that commencing January 1, 2015, and each January 1st thereafter, the term of this Agreement shall automatically be extended for one (1) additional year unless not later than June 30th of 2015 and any year thereafter, the Company shall have given written notice to Executive that it does not wish to extend this Agreement; and provided further that, notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control of the Company shall have occurred during such term. For purposes of this Agreement, a “Change in Control” shall have the meaning and be limited to the definition set forth in Exhibit A, attached hereto.

2. Change in Control. (i) No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, and the Employment shall thereafter have been terminated in accordance with Section 3 below.

(ii) For purposes of this Agreement, a “Potential Change in Control of the Company” shall be deemed to have occurred whenever (A) the Company enters into an agreement which provides for or contemplates a Change in Control of the Company; (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control of the Company; or (C) the Board adopts a resolution to the effect that a Potential Change in Control of the Company for purposes of this Agreement has occurred. Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, he will remain in the employ of the Company for not less than one (1) year following the initial occurrence of such a Potential Change in Control of the Company.

3. Termination Following Change in Control. In the event of a Change in Control of the Company, the Executive shall be entitled to the benefits provided in Section 4 hereof upon subsequent termination of the Employment during the term of this Agreement unless such termination is (A) because of Executive’s death or Retirement, (B) by the Company for Cause or Disability or (C) by Executive other than for Good Reason.

(i) Disability; Retirement. If, as a result of incapacity due to physical or mental illness, the Executive shall have been absent from duties with the Company on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of termination is given, Executive shall not have returned to the full-time performance of duties, the Company may terminate the Employment for “Disability.” Termination of the Employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy, as now existing or hereafter amended from time to time, generally applicable to the Company’s salaried employees or in accordance with any retirement arrangement with respect to the Executive established with his consent.

(ii) Cause. Termination by the Company of the Employment for “Cause” shall mean termination due to (A) the willful and continued failure by the Executive substantially to perform Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination for Good Reason), after a demand for substantial performance is delivered by the Board which specifically identifies the manner in which the Board believes that Executive’s duties have not been substantially performed, or (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company. For purposes of this Section 3(ii), no act, or failure to act, shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

(iii) Good Reason. The Executive shall be entitled to terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall, without express written consent, mean:

(A) the assignment of any duties inconsistent with Executive’s status as an executive of the Company or a substantial alteration in the nature or status of responsibilities from those in effect immediately prior to a Change in Control of the Company;

(B) a reduction by the Company in Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

(C) the relocation of Executive’s offices to a location more than fifty (50) miles from their present location;

(D) the failure by the Company to continue in effect any current compensation plan or program in which the Executive participates, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to each such plan in connection with the Change in Control of the Company, or the failure by the Company to continue the Executive’s participation therein;

(E) the failure by the Company to continue to provide benefits substantially similar to those enjoyed by Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of a Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control of the Company, or the failure by the Company to provide the number of paid vacation days on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(F) the failure of the Company to obtain a satisfactory agreement from any successor-in-interest to assume and agree to perform this Agreement, as contemplated in Section 5 hereof.

(iv) Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employment under the provision so indicated.

(v) Date of Termination, Etc. “Date of Termination” shall mean:

(A) if the Employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of duties on a full-time basis during such thirty (30) day period); and

(B) if the Employment is terminated pursuant to subsection (ii) or (iii) above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to subsection (iii) above shall not be more than sixty (60) days, respectively, from the date such Notice of Termination is given);

provided that if within thirty (30) days after any Notice of Termination is given, the party receiving such notice of termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgement, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and maintain the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this Section 3(v) are in addition to all other amounts due under this Agreement and, except as provided in Section 4(v) below, shall not be offset against or reduce any other amounts due under this Agreement.

4. Compensation Upon Termination or During Disability.

(i) During any period that the Executive fails to perform duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive full base salary at the rate then in effect and all compensation, including under the Company’s Annual Incentive Plan or any other bonus or compensation plan or policy, paid during such period until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, benefits shall be determined in accordance with the Company’s disability program then in effect.

(ii) If the Executive retires pursuant to Section 3(i) hereof, this Agreement shall immediately terminate, and the Company shall have no further obligations hereunder.

(iii) If the Employment is terminated for Cause, the Company shall pay Executive’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations hereunder.

(iv) If the Employment is terminated (a) by the Company other than for Cause, Retirement or Disability or (b) for Good Reason, then the Executive shall be entitled to the benefits provided below:

(A) the Company shall pay full base salary through the Date of Termination at the rate currently in effect at the time Notice of Termination is given;

(B) in lieu of any further salary payments for periods subsequent to the Date of Termination, the Company shall pay as severance pay (the “Severance Payment”), not later than the fifth day following the Date of Termination, a lump sum severance payment equal to 2.0 times the sum of (i) Executive’s annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof and (ii) the amount of any bonus paid pursuant to the Annual Incentive Plan (or any similar plan for the payment of a cash bonus as the same may be in effect from time to time, collectively referred to hereafter as the “Annual Incentive Plan”) in the year preceding that in which the Date of Termination occurs. The Severance Payment shall be reduced (but not increased), as appropriate, so as not to exceed the product of the (x) the Severance Payment times (y) the quotient resulting from a numerator equal to the number of full months remaining to the Executive’s normal retirement date and a denominator of 24.

(C) notwithstanding any provision of the Annual Incentive Plan, the Company shall pay, not later than the fifth day following the Date of Termination, a lump sum amount equal to the sum of (i) any incentive compensation which has been allocated for the fiscal year preceding that in which the Date of Termination occurs but which has not yet been paid, and (ii) any award under the Annual Incentive Plan which has not yet been paid for any period which has closed prior to the Date of Termination; and

(D) The Company shall also pay all reasonable legal fees and expenses incurred by Executive as a result of the termination of the Employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

(v) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

(vi) In the event that any payment or benefit (whether payable pursuant to the terms of this Agreement or otherwise) would not be deductible because of section 280G of the Internal Revenue Code of 1986 as amended (the “Code”), the aggregate amount payable hereunder shall be reduced, so that after giving effect to such reduction, no payment made or benefit under the terms of this Agreement will not be deductible because of section 280G of the Code. In determining whether any payment under the terms of this Agreement would not be deductible under section 280G of the Code, all present and future payments and benefits shall be included (and, in the case of stock option, other non-cash benefits or deferred cash payments, shall be valued by a national independent accounting firm (at the Company’s expense) acceptable to the Executive in accordance with the principles of Sections 280G(d) (3) and (4) of the Code and any regulations promulgated thereunder) except payments and benefits which, in the written opinion of independent tax counsel selected by a national independent accounting firm and acceptable to the Executive, do not constitute “parachute payments” within the meaning of section 280G(b) (2) of the Code.

(vii) Notwithstanding the provisions of this Agreement providing for payment of benefits, if at the time a benefit would otherwise be payable, Executive is a “specified executive” (as defined below), and the payment provided for would be deferred compensation with the meaning of section 409A of the Code, the distribution of the Executive’s benefit may not be made until six months after the date of the Executive’s “separation from service” with the

Company (as that term may be defined in section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder), or, if earlier, the date of death of the Executive. This requirement shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market. For purposes of this subparagraph a “specified executive” shall mean any executive of the Company who is a “key employee” of the Company within the meaning of section 416(i) of the Code. This shall include any employee who is (i) a 5-percent owner of the Company’s common stock; (ii) an officer of the Company with annual compensation from the Company of $130,000.00 or more; or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing Section 416(i) of the Code). The provisions of this subparagraph have been adopted only in order to comply with the requirements added by section 409A of the Code. These provisions shall be interpreted and administered in a manner consistent with the requirements of section 409A of the Code, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such section 409A of the Code.

5. Successors; Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would have been entitled hereunder if employment is terminated for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor-in-interest to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. IRC 409A Savings Clause. The provisions of this agreement are intended to comply with all of the provisions and requirements applicable to deferred compensation arrangements under section 409A of the Code and any regulations issued thereunder. Any provision contained herein determined to be inconsistent with the requirements of section 409A of the Code shall be disregarded so as to cause the Agreement to comply in all respects with the applicable provisions of section 409A of the Code. The Company shall have the authority to cause this Agreement to be interpreted and administered in a manner consistent with the requirements of section 409A of the Code, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such section 409A of the Code.

7. Notice. For the purpose of this Agreement, all notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio applicable to instruments under seal.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall occur in Martins Ferry, Ohio, or such other place as mutually agreed upon. The prevailing party shall be entitled to recover any and all costs associated with any arbitration proceeding (and any subsequent proceeding to enforce rights thereunder) including the recovery of reasonable attorneys fees. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereunder affixed on the day and year first above written and the Executive has hereunto set his hand and seal on the day and year specified.

UNITED BANCORP, INC		EXECUTIVE

By:	/s/ Scott A. Everson	By:	/s/ Matthew F. Branstetter
Name:	Scott A. Everson	Name:	Matthew F. Branstetter
Title:	President and CEO	Title:	Senior Vice President and COO

Exhibit A

Change in Control Definition

A “Change in Control” shall mean a “Change in Ownership” as defined in (a) hereof; a “Change in Effective Control” as defined in (b), hereof; or a “Change in Ownership of a Substantial Portion of Assets” as defined in (c) hereof.

(a)	Change in Ownership. For purposes of this Agreement, a Change in Ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in subsection (d) hereof), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company within the meaning of subsection (b) hereof). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(b)	Change in Effective Control. For purposes of this Agreement, a Change in Effective Control of the Company occurs on the date that either:

(i)	Any one person, or more than one person acting as a group (as determined under subsection (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or

(ii)	a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.

In the absence of an event described in Section (b)(i) or (ii) above, a change in the effective control of a Company will not have occurred.

(c)	Change in Ownership of a Substantial Portion of the Company’s Assets. For purposes of this Agreement, a Change in Ownership of a Substantial Portion of the Company’s Assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection(d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (c)(iii) hereof.

For purposes of this subsection (c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(d)	Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation.

Notwithstanding the forgoing no Change in Control shall be deemed to have occurred if such Change in Control does not constitute a permitted distribution event for deferred compensation arrangements, as defined by section 409A of the Internal Revenue Code of 1986, as amended and any Treasury Regulations issued thereunder.